                                                                    EXHIBIT 21.1

The following is a list of the subsidiaries of PMR Corporation:

NAME:                                           JURISDICTION OF ORGANIZATION:
----                                            ----------------------------
Psychiatric Management Resources, Inc.          California
Collaborative Care, Inc.                        California
PMR -- CD, Inc.                                 California
Aldine -- CD, Inc.                              California
Twin Town Outpatient, a general partnership     California
Collaborative Care Corporation                  Tennessee